Exhibit 99.1

        VIRBAC CORPORATION ANNOUNCES PRELIMINARY ESTIMATES OF THIRD
     QUARTER AND RESTATED PRIOR RESULTS; CHIEF EXECUTIVE OFFICER TAKES VOLUNTARY LEAVE OF ABSENCE PENDING COMPLETION OF AUDIT COMMITTEE INQUIRY


         FORT WORTH, TEXAS - December 18, 2003 - Virbac Corporation (Nasdaq:
VBACE) today released preliminary estimates of its third quarter and restated fiscal 2001 and 2002 results. The Company previously reported that it would delay the filing of its Quarterly Report on Form 10-Q for the three months ended September 30, 2003 pending the completion of an inquiry being conducted by the Audit Committee of its Board of Directors and that, based upon information obtained in that inquiry, it expects to issue revised financial statements for the years ended December 31, 2001 and 2002 and for the quarters ended March 31 and June 30, 2003. While the inquiry has not been completed, the Company provided the following preliminary estimates based upon information developed to date.

         The Company estimates that it will report net revenues of approximately $17.2 million and net loss of $1.0 million for the three months ended September 30, 2003. These estimated results were affected by an allowance for excess inventory recorded in the third quarter. At the same time, the Company estimates that it will report restated net revenues of approximately $56.3 million and $62.0 million for the years ended December 31, 2001 and 2002, respectively, as compared with net revenues of $60.6 million and $63.8 million as previously reported for the same respective periods. It further estimates that it will report restated net income of approximately $0.4 million and $2.1 million for the years ended December 31, 2001 and 2002, respectively, as compared with net income of $1.3 million and $3.4 million as previously reported for the same respective periods. Similarly, the Company estimates that its revised statements for the six months ended June 30, 2003 will report restated net revenues and net loss of approximately $33.1 million and $0.4 million, respectively, as compared with net revenues and net income of $34.5 million and $0.5 million as previously reported.

         The estimated restatements are the result of several factors, primarily relating to revenue recognition. One principal factor is the reversal of revenues relating to certain products that were subsequently returned or destroyed after their shelf lives had expired. A second significant factor concerns revenue relating to products shipped to a wholesaler at the ends of several fiscal quarters, but held for delivery until several days into the succeeding quarters. The Company has determined that this revenue should have been recorded in the quarter in which the products were actually delivered rather than when they were shipped. A third significant contributor relates to certain shipments that should have been accounted for as consignments of the product, with the revenue recorded as of the time of payment rather than at the time of shipment. The first and second contributors relate to the Company's veterinary division; the third relates to its PM Resources division. Other, less significant factors also contributed to the estimated restatements.

         The foregoing estimated restatements will result in a cumulative reduction in revenues of $7.5 million and a cumulative reduction in net income of $3.1 million from amounts previously reported for the two years and six months ended June 30, 2003. Of these amounts, $4.3 million of the cumulative reduction in revenues and $1.3 million of the cumulative reduction in net income are the result of timing differences in revenue recognition, as a result of which corresponding amounts are expected to be recognized in periods subsequent to June 30, 2003.

          The Company cautioned that these estimates are preliminary and that the estimates could change following further review by the Company's accounting staff and as further information is developed in the Audit Committee's inquiry. Such changes could be significant. None of the estimated amounts, moreover, have been reviewed by the Company's independent auditors, and all restatement adjustments and reported results will be subject to their review and/or audit. The Company also emphasized that its prior guidance that it would earn between $0.16 and $0.18 per share for the year ending December 31, 2003 should no longer be relied upon.

         The Company also announced that Thomas L. Bell has taken a voluntary leave of absence, with pay, from his positions as Chief Executive Officer and member of the Board of Directors, pending completion of the Audit Committee's inquiry. During Mr. Bell's absence, David Eller, a Houston, Texas-based executive with senior managerial experience in the pharmaceutical industry, will serve as the Company's Interim Chief Executive Officer.



This press release contains forward-looking information made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. The estimates comprising these forward-looking statements may be affected by the final results of the current inquiry being conducted by the Audit Committee of the Company's Board of Directors, by further analysis by the Company's accounting personnel and by the final review and/or audit by the Company's independent accountants.